Exhibit 99.1

Explanation of Responses:

(1)	Common Stock held directly by Brookfield Retail Holdings II Sub III LLC, a Delaware limited liability company (“BRH II Sub”). BRH II Sub exercised Warrants to purchase 82,559 shares of Common Stock at an exercise price of $8.3621 per share. The Issuer also paid $19.77 to BRH II Sub in lieu of a fractional share.

(2)	Common Stock held directly by Brookfield Retail Holdings III Sub II LLC, a Delaware limited liability company (“BRH III Sub”). BRH III Sub exercised Warrants to purchase 94,703 shares of Common Stock at an exercise price of $8.3621 per share. The Issuer also paid $0.58 to BRH III Sub in lieu of a fractional share.

(3)	Common Stock held directly by Brookfield Retail Holdings IV-A Sub II LLC, a Delaware limited liability company (“BRH IV-A Sub”). BRH IV-A Sub exercised Warrants to purchase 1,465,005 shares of Common Stock at an exercise price of $8.3621 per share. The Issuer also paid $17.04 to BRH IV-A Sub in lieu of a fractional share.

(4)	Common Stock held directly by Brookfield Retail Holdings IV-B Sub II LLC, a Delaware limited liability company (“BRH IV-B Sub”). BRH IV-B Sub exercised Warrants to purchase 21,853 shares of Common Stock at an exercise price of $8.3621 per share. The Issuer also paid $9.69 to BRH IV-B Sub in lieu of a fractional share.

(5)	Common Stock held directly by Brookfield Retail Holdings IV-C Sub II LLC, a Delaware limited liability company (“BRH IV-C Sub”). BRH IV-C Sub exercised Warrants to purchase 497,868 shares of Common Stock at an exercise price of $8.3621 per share. The Issuer also paid $4.01 to BRH IV-C Sub in lieu of a fractional share.

(6)	Common Stock held directly by Brookfield Retail Holdings IV-D Sub II LLC, a Delaware limited liability company (“BRH IV-D Sub”). BRH IV-D Sub exercised Warrants to purchase 497,868 shares of Common Stock at an exercise price of $8.3621 per share. The Issuer also paid $4.01 to BRH IV-D Sub in lieu of a fractional share.

(7)	Common Stock held directly by Brookfield Retail Holdings VII LLC, a Delaware limited liability company (“BRH VII” and, together with BRH II Sub, BRH III Sub, BRH IV-A Sub, BRH IV-B Sub, BRH IV-C Sub and BRH IV-D Sub, the “Investment Vehicles”).

(8)	The Reporting Person, as an indirect parent of each Investment Vehicle, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Common Stock and Warrants that are directly beneficially owned by each Investment Vehicle. In accordance with Instruction 4(b)(iv), the entire amount of the Common Stock and Warrants held by each Investment Vehicle is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock and Warrants that are beneficially owned by each Investment Vehicle, except to the extent of any indirect pecuniary interest therein.

(9)	Each Warrant entitled the holder to purchase 1.2858 shares of Common Stock at an initial exercise price of $10.75 per share, subject to adjustments as provided in the Amended and Restated Warrant Agreement, effective as of October 28, 2013, between the Issuer and American Stock Transfer & Trust Company, LLC, as warrant agent.